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NEWS                                         FOR FURTHER INFORMATION CONTACT
                                                             ZACK HAGER, JR.
                                                          INVESTOR RELATIONS
                                                                303-812-1610

                                             EXHIBIT 99.2
FOREST OIL CORPORATION
1600 BROADWAY, DENVER, COLORADO 80202




FOR IMMEDIATE RELEASE


                   FOREST OIL AND SAXON COMPLETE FIRST CLOSING


DENVER, COLORADO - OCTOBER 26, 1995 - Forest Oil Corporation ("Forest") announced today that Forest and Saxon Petroleum, Inc. ("Saxon") of Calgary, Alberta, Canada, have closed the first phase of the companies' previously announced agreement for Forest to acquire a majority interest in Saxon.

Forest has acquired 8.8 million shares of Saxon common stock in exchange for 790,000 shares of Forest common stock. Forest has also paid to Saxon C$3.0 million for a newly-issued Saxon preferred stock, which will pay a 10% dividend in Saxon common stock and will be due at the earlier of April 25, 1996, or at the second closing, which is expected to occur within 60 days.

The second closing is subject to the approval of Saxon's shareholders. A special meeting of Saxon's shareholders has been scheduled for December 18, 1995. At the second closing the following transactions would take place: 1) the preferred stock of Saxon issued at the first closing would be redeemed for C$1.5 million of cash and C$1.5 million of common shares of Saxon; 2) Saxon would issue 44.3 million common shares, less amounts issued in 1) above, and 5.3 million warrants to Forest in exchange for, subject to adjustment, 4.51 million common shares of Forest; and
3) Saxon would issue C$15.5 million of new convertible preferred stock to Forest in exchange for the Archean Energy Ltd. preferred stock owned by Forest.

Forest Oil Corporation and Saxon Petroleum, Inc. are engaged in the exploitation and acquisition of, exploration for and development and production of natural gas and crude oil. Forest's principal reserves and producing properties are located in the Gulf of Mexico and Texas, Oklahoma and Wyoming. Saxon's principal reserves are located in western and northwestern Alberta. Forest's common and preferred stocks are traded on the Nasdaq National Market System under the FOIL and FOILO symbols, respectively. Saxon's common stock is traded on the Alberta Stock Exchange under the SXN symbol.

October 26, 1995

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